George E. Boychuk, Esq.
                                Counselor at Law
                        570 Lexington Avenue, 44th Floor
                            New York, New York 10022
                                 (212) 319-4800
                            Telecopier (212) 319-7605

                                 March 19, 2007

Deutsche Bank Trust Company Americas, as Depositary
60 Wall Street
New York, New York 10005

                           American Depositary Shares
                    evidenced by American Depositary Receipts
                     for deposited shares of common stock of
                            Idemitsu Kosan Co., Ltd.
                            ------------------------

Dear Sirs:

      Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing one-fourth of one share of common stock of Idemitsu Kosan Co., Ltd. (the "Company"), a corporation incorporated under the laws of Japan.

      We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the form of ADR attached as Exhibit
(a) to the Registration Statement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the form of ADR.

      The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

      We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                            Very truly yours,

                                                            /s/George E. Boychuk